Exhibit 10.4

VECTOR RESOURCES INC.

79 Wellington Street West

Suite 2300

Toronto, Ontario

MSK lHl

November 12, 2012

ORIANA TECHNOLOGIES INC.

550, Chemin du Golf

Suite 202

Ile des Sceurs, Quebec

Canada, H3E 1A8

Attention: Rene Arbic. President

Dear Sirs:

Re: Proposed Transaction between Vector Resources Inc. and Oriana Technologies Inc.

Further to our discussions. this Letter Agreement will serve as an agreement between Vector Resources Inc. ("CPC"), Oriana Technologies Inc. (“ORN”), a corporation constituted pursuant to the Canada Business Corporations Act ("ORN') and a wholly-owned subsidiary of ORN whose registered office will be established in the Province of Ontario (''Newco") with respect to the proposed business combination (the "Transaction,) between the CPC, ORN and Newco on the terms set out herein.

As part of the Transaction, it is proposed that:

(A)	ORN will transfer all of its business assets for shares of Newco under a tax-free asset-forshare rollover under Section 85 of the ITA (requiring that ORN file a tax election form);

(B)	The Concurrent Financing referred to in Paragraph 1(b) below gets completed; and

(C)	The Concurrent Financing Investors, ORN and the CPC shall enter into a share-exchange transaction (in the form of a tax-free share-for-share rollover under Section 85.1 of the ITA (Canada) which requires no tax election filings) whereby the CPC will acquire:

(i)	From the Concurrent Financing Investors, all of the issued and outstanding shares of the capital of Newco which they hold, in exchange for the issuance of a pre determined number of common shares of the capital of the CPC, representing at least 20% of the issued and outstanding capital of the CPC; and

(ii)	From ORN such number of issued and outstanding shares of the capital of Newco in exchange for the issuance of a pre-determined number of common shares of the CPC which would maintain the proportion of the Concurrent Financing Investors' holdings in the CPC at 20% of the issued and outstanding capital of the CPC.

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Therefore, assuming the Concurrent Financing were to represent a total sum of $1,500,000, post-exchange, the Concurrent Financing Investors and ORN would respectively hold 6,000,000 common shares and 19,584,000 common shares, respectively, in the capital of the CPC, whereas the existing shareholders of the CPC would continue to hold the currently outstanding 4,237,000 CPC common shares and options of the capital of the CPC.

Such that, post Transaction, the CPC will hold all the issued and outstanding shares of the capital of Newco, which will then own the entire Select-TV business previously owned and operated by ORN and, assuming a Concurrent Financing raise of a total sum of $1,500,000, the post-exchange deemed enterprise value of Newco would be CDN$6,411,000, based upon a share value of CDN$0.25 per CPC share, for the purposes of the share-for-share exchange, the whole as set forth in the Oriana Capitalization Table attached to this LOI and forming the basis of the calculation of the number of shares of the capital of Newco, that ORN will exchange for shares of the capital of the CPC, depending on the amount of money raised through the Concurrent Financing.

1. Basis of the Transaction

Subject to the completion of satisfactory due diligence, board approvals of both Parties, and subject to compliance with any statute, rule or regulation of any jurisdiction or regulatory authority applicable to any of the parties, and further that each of the parties being satisfied that the Transaction will be approved by the Exchange as the CPC's qualifying transaction on terms and conditions satisfactory to the parties, it is proposed that the Transaction would proceed as follows:

a) CPC Securities

There are currently issued and outstanding 3,625,000 CPC common shares on a non diluted basis, and 4,237,000 CPC common shares outstanding on a fully-diluted basis, after giving effect to the exercise of options to acquire an aggregate of 250,000 CPC shares at a price of 0.20 per share at any time up to November 14, 2013, 312,500 CPC shares at a price of 0.20 per share at any time up to November 10, 2021 and 50,000 CPC shares at a price of 0.25 per share at any time up to August 31st 2013. None of the terms of any outstanding securities of the CPC will be amended, and no further securities will be issued or options granted, by the CPC prior to the completion of the Transaction.

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b) Concurrent Financing

It is understood that ORN, Newco or the CPC will raise an additional minimum sum of $1,500 000 at $0.25 per CPC common share ("Financing"), ultimately resulting in the addition of new common shares of the capital of the CPC representing at least 20% of the issued and outstanding capital of the CPC.

Closing of the Transaction shall be conditional upon the completion of the aforementioned Concurrent Financing.

c) Due Diligence

a) Each of ORN, Newco and the CPC and their respective accountants, legal counsel, technical and financial advisors and other representatives thereof shall be entitled to perform a due diligence review and examination of the others and the business and affairs thereof up to the execution of the Definitive Agreement (as defined hereinafter).

b) Until completion of the Transaction, each of ORN, Newco and the CPC shall notify the others of any significant development or material change relating thereto promptly after becoming aware of any such development or change.

2. Definitive Agreement

The CPC, Newco and ORN will undertake to prepare drafts of the legal documents necessary to effect the Transaction. The parties shall use their good faith efforts to complete and be in a position to execute a definitive arrangement agreement (the "Definitive Agreement") relating to the Transaction on or before December 15, 2012 or such later time and date as may be mutually agreed to by the CPC, Newco and ORN. Closing of the Transaction would be targeted to occur on or about January 31, 2013, or such other time and date as may be mutually agreed to by the CPC, Newco and ORN (the "Closing Date").

Upon signing of the Definitive Agreement, the CPC shall advance to ORN, by way of a secured loan, up to CDN$25,000 for up to 6 months, the whole in accordance with Policy 2.4 of the TSX Venture Exchange (''TSXV"). Such loan will be subject to Canadian regulatory approval and will be adequately collateralized.

The Definitive Agreement shall be mutually acceptable to ORN and the CPC and shall be in the form customarily used for such a document, including customary representations and warranties and conditions. Without limitation, the Definitive Agreement shall provide that the obligations of the CPC, Newco and ORN thereunder to complete the Transaction shall be conditional on, among other things,. receipt of all required third party, regulatory and shareholder approvals in respect of the Transaction, including, for greater certainty the approval of the TSXV, on terms and conditions satisfactory to the CPC, Newco and ORN, acting reasonably.

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3. Other Matters respecting the CPC and Newco

The CPC and Oriana agree that upon completion of the Transaction, the CPC and Newco will be organized as follows:

Directors Upon completion of the Transactiothe CPC and Newco boards will be comprised of five (5) members as follows:

•	Two members shall be nominated from the current board of directors ofORN;
•	One member will be nominated by the directors of ORN and approved by the current board of the CPC;
•	One member shall be nominated from the current board of directors oftheCPC;
•	One member shall be nominated as an independent director.

Officers The following persons will be the initial officers of the CPC and Newco:

Chief Executive Officer:	Rene Arbic
Chief Operating Officer:	Geoff Mott
Chief Financial Officer:	TBD

Corporate Offices The head office of the CPC and Newco will be as agreed by the parties hereto.

4. Business Activities

Each of the CPC and ORN agree that during the period from the date of execution of this Letter Agreement until the earlier of (i) the date of the execution of the Definitive Agreement and (ii) the date on which this Letter Agreement is terminated, except as required by law or as otherwise expressly permitted or specifically contemplated by this Letter Agreement and subject to the implementation of the various steps contemplated for the Transaction, it, as well as Newco:

(a) shall conduct its business only in the usual and ordinary course of business and it shall use all commercially reasonable efforts to maintain and preserve its business, assets and advantageous business relationships;

(b) shall not (i) amend its articles or by-laws; (ii) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares or property) in respect of its outstanding shares; (iii) issue or agree to issue any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares, other than the issuance of shares pursuant to the exercise of currently outstanding employee stock options or pursuant to paragraph 4(i) below; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (v) split, combine or reclassify any of its shares; (vi) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

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(c) shall not, except as previously disclosed or contemplated by this Letter Agreement, or without prior consultation with and the consent of the other party. such consent not to be unreasonably withheld, directly or indirectly (i) Raise more than $500,000 in new equity; (ii) sell, pledge, dispose of or encumber any assets (other than production in the ordinary course of business) having an individual value in excess of$100,000; (iii) expend or commit to expend more than $50,000 individually or $200,000 in the aggregate with respect of any capital expenditures with the exception of the currently contemplated agreement with the US hotel association (AATAC); (iv) expend or commit to expend any amounts with respect to any operating expenses other than in the ordinary course of business; (v) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer; (vi) acquire any assets with an acquisition cost in excess of (A) $50,000 individually or (B) $200,000 in the aggregate; (vii) incur any indebtedness for borrowed money in excess of existing credit facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than in respect of fees payable to legal, financial and other advisors in the ordinary course of business or in respect of the Transaction or pursuant to paragraph 4(i) or 40) below; (viii) authorize any release or relinquishment of any material contract right; (ix) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document; (x) enter into or terminate any hedges, swaps or other financial instruments or like transactions; or (xi) authorize any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(d) shall not make any payment to any employee, officer or director outside of their ordinary and usual compensation for services provided;

(e) shall not grant any officer, director or employee an increase in compensation in any form, grant any general salary increase, take any action with respect to the amendment or grant of any severance or termination pay policies or arrangements for any directors, officers or employees (other than to permit accelerated vesting of currently outstanding stock options), or make any loan to any officer, director or any other party not at arm's length;

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(f) shall not adopt or amend or make any contribution to any bonus, cost plus employee benefit plan, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(g) shall use its commercially reasonable efforts to maintain in force its current policies of insurance and will pay all premiums in respect of such insurance policies that become due after the date hereof;

(h) shall not take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Letter Agreement, which might directly or indirectly interfere or affect the consummation of the Transaction;

(i) the CPC shall have the right to raise up to $2,500,000 of additional funding pursuant to the Concurrent Financing.

(j) ORN or Newco, as the case may be, shall have the right to raise asset-based debt financing solely for the purpose of deploying its systems into Hotels under the terms of its existing and pending agreements and contracts in the USA and Canada.

5. Representations and Warranties of ORN

In the Definitive Agreement, ORN and Newco will, subject to the implementation of the various steps contemplated for the Transaction, represent and warrant to and in favour of the CPC as follows and acknowledges that the CPC is relying upon such representations and warranties in connection with the matters contemplated by this agreement

a) ORN and Newco will be a validly subsisting corporation under the laws of its jurisdiction of incorporation and have the corporate power and authority, and bold all material licenses and permits required for it, to own or lease its property and assets and to carry on its business as now conducted by it;

b) Immediately prior to the completion of the Transaction, Newco shall be the wholly owned subsidiary of ORN and.in turn. ORN shall be the wholly owned subsidiary of a corporation which is itself 99.02% Canadian controlled based on the issued and outstanding share capital.

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c) neither the execution and delivery of the Definitive Agreement by ORN and Newco nor the consummation of the Transaction will conflict with or result in:

i) a violation, contravention or breach of any of the tenns, conditions or provisions of the articles or by-laws of ORN or Newco or any agreement or instrument to which any of them is a party or by which any of them is bound or constitute a default by any of them thereunder, or under any statute, regulation, judgment, decree or law to which any of them is subject or bound, or result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon the assets of ORN or Newco; or

ii) a violation by ORN or Newco of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over any of them.

other than any such violations, contraventions, breaches, defaults or encumbrances that individually or in the aggregate would not reasonably be expected to have a material adverse effect on ORN and Newco taken as a whole;

d) except as disclosed herein, no person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from ORN or Newco of any of the material assets of ORN or ofNewco or of any securities of ORN or Newco;

e) ORN has all necessary power, authority and capacity to enter into this letter of intent and all other agreements and instruments to be executed by ORN as contemplated by this letter of intent and to cany out the obligations thereof under this letter of intent and such other agreements and instruments;

f) the execution and delivery of this letter of intent have been authorized by all necessary corporate action of ORN and this letter of intent constitutes a valid and binding obligation of ORN enforceable against it in accordance with its terms, subject, however, to limitations with ·respect to enforcement imposed by law in connection with bankruptcy, insolvency. reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought; and

g) there are no actions, suits or other legal proceedings currently pending or to the knowledge of ORN, threatened against ORN or involving the Assets which individually or in the aggregate have, or could reasonably be expected to have, a material adverse effect on ORN or the Assets.

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6. Representations and Warranties of the CPC

The CPC represents and warrants to and in favour of ORN as follows, subject to the implementation of the various steps contemplated for the Transaction, and acknowledges that ORN is relying upon such representations and warranties in connection with the matters contemplated by this letter of intent:

a) the CPC is a validly subsisting corporation under the laws of its jurisdiction of incorporation and has the corporate power and authority. and holds all material licenses and permits required for the CPC, to own or lease its property and assets and to carry on its business as now conducted by it;

b) neither the execution and delivery of this letter of intent by the CPC nor the consummation of the Transaction will conflict with or result in:

i) a violation, contravention or breach of any of the terms, conditions or provisions of the articles or by-laws of the CPC or any agreement or instrument to which the CPC is bound or constitute a default by the CPC thereunder, or under any statute, regulation, judgment, decree or law by which the CPC is subject or bound or result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon the assets of the CPC; or

ii) a violation by the CPC of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over the CPC,

other than any such violations, contraventions, breaches, defaults or encumbrances that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the CPC;

c) no person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from the CPC of any of the material assets of the CPC or of any securities of any type or nature whatsoever owned or to be issued by the CPC;

d) the CPC has all necessary power, authority and capacity to enter into this letter of intent and all other agreements and instruments to be executed by the CPC as contemplated by this letter of intent and to carry out the obligations thereof under this letter of intent and such other agreements and instruments;

e) the execution and delivery of this letter of intent have been authorized by all necessary corporate action of the CPC and this letter of intent constitutes a valid and binding obligation of the CPC enforceable against it in accordance with its terms subject, however. to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting performance and injunctions are only available in the discretion of the court from which they are sought;

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f) there is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of the CPC, threatened against the CPC before any coregulatory or administrative agency or tribunal;

g) there are no actions, suits or other legal proceedings currently pending, or to the knowledge of the CPC, threatened against the CPC which individually or in the aggregate have, or could reasonably be expected to have, a material adverse effect on the CPC;

h) the audited consolidated financial statements of the CPC for the year ended December 31, 2011 and the unaudited consolidated interim statements of the CPC for the six-month period ended June 30, 2012 have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis, are true, correct and complete in all material respects and present fairly the financial condition of CPC as at December 31,2011, and as at June 30,2012, respectively;

i) the CPC does not have any material liability or obligation, whether accrued, absolute, contingent or otherwise, not reflected in its latest publicly-disclosed financial statements;

j) the CPC is current in the filing of all public disclosure documents required to be filed by the CPC under applicable securities laws and stock exchange rules, there are no filings that have been made on a confidential basis and all of such filings comply with the requirements of all applicable securities laws and the rules, policies and instruments of all regulatory or administrative bodies having jurisdiction over the CPC except where such non-compliance has not and would not reasonably be expected to have a material adverse effect on the CPC;

k) no portion of the public disclosure documents filed by the CPC under applicable securities laws and stock exchange rules contained a material misrepresentation (as such term is defined in the Securities Act (Ontario)) as at its date of public dissemination; and

l) the common shares of CPC are traded on the Exchange and the CPC is not subject to any cease trade or other order of any applicable stock exchange or securities regulatory authority and, to the knowledge of the CPC, no investigation or other proceedings involving the CPC which may operate to prevent or restrict trading of any securities of the CPC are currently in progress or pending before any applicable stock exchange or securities regulatory authority, other than any trading halt imposed as a result of the pendency or announcement of the Transaction.

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7. Covenants of ORN

ORN hereby covenants and agrees with the CPC as follows:

a) subject to the obtaining of any required consents, ORN will promptly provide the CPC with any information in the possession or control of ORN and relating to ORN requested by the CPC or its counsel so that the CPC may complete its due diligence investigations of ORN and Newco;

b) ORN will use its best efforts to satisfy all of the conditions precedent to the completion of the Transaction and will use the best efforts thereof to apply for and obtain, and will cooperate with the CPC in applying for and obtaining, the consents, orders and approvals necessary for ORN, Newco and the CPC respectively so that ORN, Newco and the CPC can complete the Transaction;

c) more particularly, ORN will promptly provide the CPC with any information on ORN and Newco and financial statements of ORN required by the CPC to prepare its information circular for its shareholders meeting and appropriate independent report as requested by the Exchange to validate ORN's and Newco's business, as the case maybe; and

d) ORN shaU conduct its business only in, and, subject to the implementation of the various steps contemplated for the Transaction, shall not take any action except in, the usual, ordinary and regular course of business and consistent with past practices of ORN and will not enter into any material transactions or incur any material liabilities without obtaining the consent of the CPC which consent will not be unreasonably withheld or delayed.

8. Covenants of the CPC

The CPC hereby covenants and agrees with ORN as follows:

a) subject to the obtaining of any required consents, the CPC will promptly provide ORN with any information in the possession or control of the CPC and relating to the CPC requested by ORN or its counsel so that ORN may complete its due diligence investigations of the CPC;

b) the CPC will use its commercially reasonable efforts to satisfy all of the conditions precedent to the completion of the Transaction and will use the commercially reasonable efforts thereof to apply for and obtain, and will cooperate with ORN in applying for and obtaining, such consents, orders and approvals necessary for the CPC or ORN respectively to complete the Transaction; and

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c) the CPC shall conduct its business only in, and, subject to the implementation of the various steps contemplated for the Transaction, shall not take any action except in, the usual, ordinary and regular course of business and consistent with past practices of the CPC and will not enter into any material transactions or incur any material liabilities without obtaining the consent of ORN which consent will not be unreasonably withheld or delayed.

9. Mutual Conditions of Transaction

There are a number of mutual conditions precedents for the completion of the Transaction, including, without limitation, the following:

a) mutually acceptable and legally enforceable agreements and other documents, including the Definitive Agreement, (collectively the "Transaction Documents"), shall have been entered into to give effect to the Transaction, with the Transaction Documents to contain customary and detailed conditions precedent, representations and warranties, covenants and provisions dealing with the mechanics of completing the Transaction as are typical for a transaction similar in nature to the Transaction;

b) each of ORN, Newco and the CPC shall be satisfied in the sole and absolute discretion thereof: prior to 5:00p.m (Eastern time) on the day immediately preceding the Definitive Agreement Date with results of its due diligence investigations of the other party, and (notwithstanding any due diligence investigations previously conducted), unless the CPC, Newco or ORN provides written notice to the others prior to 5:00p.m. (Eastern time) on such day that it is not so satisfied with the results of its due diligence investigations on .the others, each of the CPC, Newco and ORN shall then be deemed to be satisfied with the results of its due diligence investigations of the other party;

c) completion of the Concurrent Financing;

d) if the Transaction is subject to the Exchange's sponsorship requirements, a qualified brokerage firm must accept to sponsor the Transaction (the "Sponsor") and must have filed a sponsorship report satisfactory to the Exchange. Alternatively, the CPC shall have obtained from the Exchange a waiver of the sponsorship requirement for the Transaction. ORN and the CPC shall negotiate the choice of the Sponsor, if applicable, and its fees;

e) if required by applicable law or any securities regulatory authority' or if considered desirable by the directors of ORN and Newco, the shareholders of ORN and Newco shall have approved the Transaction and approved or consented to such other matters as ORN and Newco shall consider necessary or desirable in connection with the Transaction in the manner required thereby

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f) ORN shall place in escrow a number of common shares representing fifteen percent (15%) of its holdings in the CPC for a period of up to eighteen (18) months, however subject to early release upon ORN or Newco, as the case may be, achieving a December 31, 2013 revenue target of $2,012,425.00 based on installations pursuant to signed contractual commitments. For purposes of clarity, in the event that delays in the installation of Select-TV systems are attributable to hotel properties not being ready to receive such installations, revenue shall be based on the signed contractual commitments for installations of such Select-TV systems.

g) if required by applicable law or any securities regulatory authority or if considered desirable by the directors of the CPC, the shareholders of the CPC shall have approved the Transaction and approved or consented to such other matters as either the CPC, Newco or ORN shall consider necessary or desirable in connection with the Transaction in the manner required thereby (including a change of name of the CPC and/or Newco to a name suggested by ORN and acceptable under applicable laws);

h) all governmental, court, regulatory, third person and other approvals, consents, waivers, orders, exemptions, agreements and all amendments and modifications to agreements, indentures and arrangements which either ORN, Newco or the CPC shall consider necessary or desirable in connection with the Transaction and not otherwise specifically descnbed in this agreement shall have been obtained in form satisfactory to ORN, Newco and the CPC acting reasonably; and

i) there shall have been no action taken under any applicable law or by any government or governmental or regulatory authority which:

i) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Transaction, or

ii) results or could reasonably be expected to result in a judgment, order, decree or assessment of damages directly or indirectly, relating to the Transaction which is, or could be, materially adverse to ORN, Newco or the CP4 respectively, on a consolidated basis.

10. Conditions Precedent to the Obligations of ORN and Newco

The obligation of ORN and Newco to complete the Transaction shall be subject to the satisfaction, among others, of the following conditions, in addition to the conditions set out in the Definitive Agreement:

a) the CPC shall have performed and complied in all material respects with all of the covenants and obligations thereof required to be performed by the CPC prior to the completion of the Transaction;

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b) the representations and warranties of the CPC contained in the Definitive Agreement shall be true and accurate, in all material respects, when made and on and as of the completion of the Transaction with the same force and effect as if they had been made at the completion of the Transaction; and

c) there shall not have been any event or change that has had or would be reasonably likely to have a material adverse effect on the share capital of the CPC as set forth in the final prospectus of the CPC or on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the CPC.

11. Conditions Precedent to the Obligations of the CPC

The obligations of the CPC to complete the Transaction shall be subject to the satisfaction of, among others, the following conditions:

a) ORN and Newco shall have performed and complied in all material respects with all of the covenants and obligations thereof required to be performed by ORN and Newco prior to the completion of the Transaction;

b) the representations and warranties of ORN and Newco contained in the Definitive Agreement shall be true and accurate, in all material respects, when made and on and as of the completion of the Transaction with the same force and effect as if they had been made at the completion of the Transaction; and

c) there shall not have been any event or change that has had or would be reasonably likely to have a material adverse effect on the business, operations, results of operations. prospects, assets, liabilities or financial condition of ORN and Newco taken as a whole.

12. Mutual Exclusivity

On and after the date hereof and until the later of the maturity date for execution of the Definitive Agreement, as defined herein, and termination of this agreement pursuant to Section 14, below, ORN, Newco and the CPC will not, directly or indirectly, through any director, officer, employee, representative (including any financial or other advisor) or agent

a) provide any information concerning itself or any of its subsidiaries to any third party for any purpose which would be inconsistent with the Transaction or the terms hereof; or

b) enter into, or continue any negotiations or discussions with any third party or solicit, entertain or consider any inquiries or proposals relating to the possible disposition of the business. assets or shares of or any other interests in itself or any of its subsidiaries or any part thereof or a merger with or acquisition by another party.

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13. Completion Date

ORN and the CPC shall use their commercially reasonable efforts to complete the Transaction by January 31, 2013, or such other date as the parties may mutually agree upon (the "Completion Date").

14. Termination

This letter of intent may be terminated:

a) upon mutual consent of the parties hereto;

b) by either the CPC or ORN if the Definitive Agreement is not executed on or before the Definitive Agreement Date; or

c) by either the CPC or ORN if the Transaction has not been completed by the Completion Date.

15. Miscellaneous

a) Costs

Each of ORN, Newco and the CPC shall pay its own costs and expenses (including all legal. accounting and financial advisory fees and expenses) in connection with the Transaction including expenses related to the preparation. execution and delivery of this letter of intent and the documents required hereunder. Notwithstanding the foregoing, the entity receiving the proceeds of the Concurrent Financing shall be solely responsible for the payment of all regulatory filing and other fees (including listing fees and sponsorship fees. if required) associated with the Transaction, but in any event, if the Transaction is not completed for any reason, such entity shall be reimbursed by the other entities (ORN and Newco being considered a single entity) for 50% of such expenses within three months following the termination of this agreement in accordance with Section 14, and, assuming that the CPC pays the 50% portion of the costs owed by ORN and Newco in the event that ORN does not have sufficient funds to pay such portion, then ORN or Newco, as the case may be, shall assign to the CPC, an sum of receivables under its customer contracts having an equivalent value.

b) Currency

All dollar amounts in this letter of intent, unless otherwise specified, represent Canadian dollars.

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c) Public Announcements

No public announcement or other disclosure shall be made by either party until ORN, Newco and the CPC agree provided that, if the CPC receives bona fide legal advice from legal counsel that it is bound by securities laws to issue a press release, it may do so provided that prior notice is given to ORN and Newco and ORN and Newco has an opportunity to comment on the content of any public statement or disclosure.

d) Law

This letter of intent shall be governed by and be construed in accordance with the laws of the Province of Ontario and the federal Laws of Canada applicable therein and ORN and the CPC irrevocably attorn to the non-exclusive jurisdiction of the courts of such province, sitting in the City of Toronto.

e) Amendment

This letter of intent may, at any time and from time to time be amended by written agreement of the parties hereto.

f) Assignment

The parties may not assign their respective rights or obligations under this letter of intent without the prior written consent of the other party.

g) Waiver

Any waiver or release of any of the provisions of this letter of intent, to be effective, must be in writing and executed by the party hereto granting such waiver or right.

h) Confidentiality

This letter of intent and any discussions in connection therewith shall be treated by the parties hereto as strictly confidential and shall not (without the prior consent of the other party hereto or as contemplated or provided herein) be disclosed by either party hereto to any person other than a director, officer, employee, agent, shareholder or professional advisor of or to that party hereto with a need to know for purposes connected with the Transaction or other matters contemplated by this letter of intent and then only on a confidential basis and also on the basis that the party concerned will be liable for any breach of confidentiality by a person to whom it makes disclosure.

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i) Entire Agreement

This letter of intent contains the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings with respect thereto.

The provisions of sections 12 (Mutual Exclusivity), 14 (Termination) and 15 (Miscellaneous) and this paragraph are binding on the parties. Notwithstanding any other provision of this letter of intent, all other paragraphs of this letter of intent are non-binding and are intended only to outline the general terms of the proposed transaction, and do not extend any legal rights or obligations to the CPC, Newco or ORN until the definitive agreements are signed and delivered.

Would you kindly signify your acceptance of the terms contained herein by executing the enclosed duplicate copy hereof in the place indicated and thereafter returning such executed copy to the CPC by no later than 9:00 p.m. Eastern time on the 12th day of November, 2012, failing which this letter of intent shall be of no force or effect.

Accepted as of this 12th day of November, 2012, at 19.25 hours (EST).

ORIANA TECHNOLOGIES, INC.	VECTOR RESOURCES INC.

By: /s/ Rene Arbic	By: /s/ Darryl Levitt
Name: Rene Arbic	Name: Darryl Levitt
Title: President	Title: President

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ORIANA CAPITALIZATION TABLE

Shares and $$ in 000	Existing Shares and Options	%	Shares in QT after Conversion	%	New Funding	Total after Funding	%	Remaining OT shares (not converted)
ORIANA S/H								
Investor Round I	2,250	6.0%	1,183	6.0%		1,183	4.0%	608
Investor Round II	4,500	12.0%	2,365	12.0%		2,365	7.9%	1,215
Investor Round III	3,605	9.6%	1,895	9.6%		1,895	6.3%	973
Investor Round IV	1,111	3.0%	584	3.0%		584	2.0%	300
Warrants	556	1.5%	292	1.5%		292	1.0%	150
Founders	18,600	49.8%	9,776	49.8%		9,776	32.7%	5,022
RG	4,000	10.7%	2,102	10.7%		2,102	7.0%	1,080
GPM	2,750	7.4%	1,445	7.4%		1,445	4.8%	743
ESOP Pool		0.0%	-	0.0%		-	0.0%	-
Total shares	37,372	100.0%	19,642	100.0%	-	19,642	65.7%	10,090
						-		
SHELL S/H						-		
Seed shares	1,100	26.0%	1,100	26.0%		1,100	3.7%	
Follow-on shares	2,525	59.6%	2,525	59.6%		2,525	8.5%	
Existing shell options	612	14.4%	612	14.4%		612	2.0%	
	4,237	100.0%	4,237	100.0%	-	4,237	14.2%	
New Investors					6,000	6,000	20.1%	
Total	41,609		23,879		-	29,879	100.0%	10,090

check 19,642

1,816.26

% of OT purchased in QT	**73%**
OT Conversion ratio	**0.72**
New Funding price	$ 0.25
New Funding Amount	$1,500
Pre-money valuation	$4,911
Post-money valuation	$ 6,411
Market revenue multiple	3.2
Required revenue ($m)	$ 2.0
Target revenue ($m)	$3.1

$ 0.10
$110

$ 0.20
$505

based on 30% discount to market multiple for this trading

0 Penalty of below $2m	15%	(2,946) clawback by CPC
0 Bonus if above $4m	5%	982 additional pool

VECTOR	
seed	1,100,000
follow-on	2,525,000
Options	612,500

LOOK-UP TABLE		
	Amount raised	% of OT Acquired in QT
	$ 1,000	43%
	$ 1,250	58%
	$ 1,500	73%
	$ 1,750	87%
	$ 2,000	100%

17